SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                        X
                                            -------
Filed by a Party other than the Registrant  -------

Check the appropriate box:

----- Preliminary Proxy Statement

----- Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)0
  X
----- Definitive Proxy Statement

----- Definitive Additional Materials

----- Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            METROLOGIC INSTRUMENTS, INC.
   ------------------------------------------------------------------------
                  (Name of Registrant as Specified in its Charter)

   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X
----- No fee required
----- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
      1) Title of each class of securities to which transaction applies:

         -------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:

         -------------------------------------------------------------------

      3) Per *unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -------------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:

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      5) Total fee paid:

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     ____Fee paid previously with preliminary materials.

     ____Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:_________________________________________
     2)  Form, Schedule or Registration Statement No.____________________
     3)  Filing party:___________________________________________________
     4)  Date filed:_____________________________________________________

                          Metrologic Instruments, Inc.
                                 90 COLES ROAD
                          BLACKWOOD, NEW JERSEY 08012



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 21, 2001




     The 2001 Annual Meeting of Shareholders (the "Annual Meeting") of Metrologic Instruments, Inc., a New Jersey corporation (the "Company"), will be held on Thursday, June 21, 2001, at 3:30 p.m., Eastern Daylight Time, at the Company's corporate offices, located at 90 Coles Road, Blackwood, New Jersey 08012, for the following purposes:

         1. To elect three Class I directors to hold office until the Annual Meeting of Shareholders in 2004;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 26, 2001 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

     Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy in the envelope enclosed for your convenience.


                                         By Order of the Board of Directors,


                                         Janet H. Knowles
                                         Secretary

June 5, 2001

                                PROXY STATEMENT


METROLOGIC INSTRUMENTS, INC.                                      June 5, 2001
90 Coles Road
Blackwood, New Jersey 08012


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Metrologic Instruments, Inc. (the "Company") of proxies for the 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 21, 2001, and any adjournments or postponements thereof. Copies of this Proxy Statement and the accompanying proxy are first being sent to shareholders on or about June 5, 2001.

     The entire cost of this proxy solicitation will be borne by the Company. Solicitation may be by mail, telegram or in person. Some of the officers and other employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage firms, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and will reimburse them for expenses incurred by them in connection therewith.

     The holders of record of Common Stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on April 26, 2001 (the "Record Date") will be entitled to vote on all matters to be voted upon at the Annual Meeting and any adjournments or postponements thereof.

     The Company had 5,456,628 shares of Common Stock issued and outstanding on the Record Date. Each share of Common Stock is entitled to one vote per share. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast at least a majority of the votes at the Annual Meeting will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted in determining the presence of a quorum, but will not be voted.

     Subject to the conditions set forth in the Notice of Annual Meeting accompanying this Proxy Statement, the shares represented by each executed proxy will be voted in accordance with the instructions given. If no instruction is made on an executed proxy, the proxy will be voted FOR the election of the nominees named thereon to the Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2001 fiscal year. The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. Any shareholder giving a proxy has the power to revoke the proxy by filing a written notice of revocation with the Secretary of the Annual Meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to the ratification of the appointment of the Company's independent auditors for the 2001 fiscal year, shareholders may cast their votes in favor or against, or may abstain. Abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of the vote. Shareholders entitled to vote may do so in person or by proxy. The Company may require that any votes cast in person be cast by written ballot.


                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Directors in each class are elected to serve for a term of three years. The terms are staggered so that only approximately one-third of the Board of Directors will stand for election each year. At the Annual Meeting, two persons will be elected to the Board of Directors to serve until the 2004 Annual Meeting of Shareholders or until his or her successor is elected and qualified.

     The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event that the nominees are unable to serve, the persons named in the proxy will vote for such substitute nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominees named herein will be unable to serve.

Nominees for Terms Expiring in 2004

Richard C. Close           Mr. Close, 58, became a director of the Company in
                           September 1999. He is a private investor and also provides consulting and transition management for companies in the midst of merger and acquisition activities. From January 1997 until August 2000,
                           Mr. Close served as President and General Manager of
                           Polaroid Graphics Imaging LLC.  Polaroid Graphics
                           Imaging LLC was formerly a division of Polaroid
                           Corporation, and is now a privately-held independent company. Mr. Close served as President and Chief
                           Executive Officer of Computer Identics Corporation from 1993 until 1997. Mr. Close has a Bachelor of Science in Electrical Engineering from Vanderbilt
                           University. Mr. Close's current term as a director expires in 2001.

John H. Mathias            Mr. Mathias, 54, became a director of the Company in
                           September 1999. Since 1981 Mr. Mathias has been
                           Chairman and Chief Executive Officer of The JPM
                           Company, a publicly traded company that manufactures wire and cable assemblies at various locations throughout the world. Mr. Mathias has a Bachelor of Science in Business Administration and a Masters in Mathematics, both from Bucknell University. Mr.
                           Mathias' current term as a director expires in 2001.

William Rulon-Miller       Mr. Rulon-Miller, 51, became a director of the
                           Company in December 1997.  Mr. Rulon-Miller joined
                           Janney Montgomery Scott Inc. in 1979 and currently serves as Senior Vice President and Co-Director of Investment Banking. He is currently on the Board of Directors of The JPM Company, Inc. He is a partner of Five Penn Center Partners and a director of The
                           Penn Janney Fund, Inc., which are private venture capital organizations. Mr. Rulon-Miller graduated from Princeton University and received an M.B.A.
                           from the Wharton School of the University of Pennsylvania. Mr. Rulon-Miller's current term as a director expires in 2001.

     The foregoing director nominees will be elected by a plurality of votes cast. The Board of Directors recommends a vote "FOR" the election of Mr. Close, Mr. Mathias and Mr. Rulon-Miller.

Board of Directors

     The following persons represent the remaining members of the Board of Directors with terms expiring after 2001:

C. Harry Knowles           Mr. Knowles, 72, is the founder of the Company and
                           has been Chairman of the Board of Directors since the Company's inception. Mr. Knowles has served as Chief Executive Officer since 1985. Mr. Knowles served as President of the Company from its inception through 1982 and from 1985 until February
                           2000. In addition, Mr. Knowles served as Chief
                           Technical Officer with responsibility for all of the Company's research and development activities from 1982 to 1985. Since 1988, Mr. Knowles has also served as a Managing Director of Metrologic
                           Instruments GmbH. Prior to founding the Company, Mr.
                           Knowles was the general manager of Westinghouse
                           Electric Corporation's integrated circuits division in Elkridge, Maryland. Mr. Knowles is married to Janet H. Knowles, the Vice President,
                           Administration, Secretary, Treasurer and a director of the Company. Mr. Knowles' current term as a director expires in 2003.

Janet H. Knowles           Mrs. Knowles, 59, was a director of the Company from
                           1972 to 1984 and has served as a director since
                           1986. Mrs. Knowles served as Vice President,
                           Administration from 1976 to 1983 and has served in that capacity and as Secretary since 1984 and as Treasurer since 1994. Mrs. Knowles is responsible for the Company's administrative matters. Mrs.
                           Knowles is married to C. Harry Knowles, the Chief
                           Executive Officer and Chairman of the Board of Directors of the Company. Mrs. Knowles' current term as a director expires in 2002.

Stanton L. Meltzer         Mr. Meltzer, 62, has been a director of the Company
                           since 1987.  Mr. Meltzer, a graduate of Wharton
                           School of the University of Pennsylvania, is a certified public accountant and since 1964 has been a principal in the firm of Gold, Meltzer, Plasky &
                           Wise, a professional corporation of certified public accountants, located in Moorestown, New
                           Jersey. He has chaired conferences, lectured and taught courses to accountants throughout the United
                           States for the American Institute of Certified
                           Public Accountants and other professional organizations. Mr. Meltzer's current term as a director expires in 2003.

Thomas E. Mills IV         Mr. Mills, 41, became a director of the Company in
                           March 1999, became President of the Company in February 2000, and has served as the Company's Chief
                           Operating Officer since April 1998, and as Chief
                           Financial Officer since May 1994. From April 1998 to
                           February 2000, Mr. Mills served as the Company's
                           Executive Vice President and from June 1995 to April
                           1998 as the Company's Vice President, Finance. Mr.
                           Mills was employed by Ferranti International, Inc.
                           from 1986 to April 1994 in various positions, most recently as Senior Vice President, U.S. Operations.
                           Mr. Mills' current term as a director expires in 2002.

Hsu Jau Nan                Mr. Hsu, 56, became a director of the Company in
                           September 1999. Mr. Hsu is a major owner and managing director of several companies in Taiwan, Singapore, and China which, in the aggregate, employ over 5,000 people. From 1973 to 1983, Mr. Hsu was an Engineering Manager for General Electric's television operations. Mr. Hsu has an Electrical
                           Engineering degree from National Taipei University of Technology. Mr. Hsu's current term as a director expires in 2002.



Meetings and Committees of the Board of Directors

     The Board of Directors has an Audit Committee, a Compensation Committee and an Incentive Committee. These committees were formed in September 1994 in connection with the Company's initial public offering. The Company does not have a Nominating Committee. The Board of Directors held four meetings in 2000. All directors attended at least 75% of the board and committee meetings except for Hsu Jau Nan who attended 50% of the board meetings.

     The Audit Committee currently consists of three members of the Board: John
H. Mathias, Stanton L. Meltzer, and William Rulon-Miller, all of whom are independent from the company and its management as independence is defined in NASD's independent director and audit committee listing standards. In accordance with its charter, attached as Appendix A to this proxy statement, the Audit Committee (i) recommends to the Board of Directors the independent accountants to be appointed for the company, (ii) meets with the independent accountants and corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial accounting and operating controls and the scope of the audits of the independent accountants, including in the case of the independent accounts, the fees for such services and (iii) review and reports on the results of such audits to the Board. The Audit Committee held six meetings during 2000.

     The Compensation Committee currently consists of three members of the
Board: Richard C. Close, Stanton L. Meltzer and William Rulon-Miller. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers and establishes guidelines for compensation for the Company's personnel. The Compensation Committee held three meetings during 2000.

     The Incentive Committee currently consists of four members of the Board:
C. Harry Knowles, Janet H. Knowles, Thomas E. Mills IV, and Hsu Jau Nan. The Incentive Committee administers the Company's Incentive Plan and the Employee Stock Purchase Plan. The Incentive Committee held one meeting during 2000.

Compensation Committee Interlocks and Insider Participation

     Stanton L. Meltzer, a member of the Compensation Committee, is a principal of an accounting firm which, in fiscal 2000, charged fees of approximately $49,000 for tax consulting services performed for the Company.

     William Rulon-Miller, a member of the Compensation Committee, serves as Senior Vice President and Co-Director of Investment Banking at Janney Montgomery Scott, which, in January 2001, charged fees of approximately $250,000 for investment banking services in connection with the acquisition of Adaptive Optics Associates, Inc.

Compensation of Directors

     Directors who are not employees of the Company receive an annual retainer of $10,000 plus expenses, and fees of $1,000 for each Board of Directors' meeting attended and $500 for each committee meeting attended. In addition, directors are eligible to receive options to purchase the Company's Common Stock, at the discretion of the Incentive Committee, under the Company's Incentive Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 26, 2001 by: (i) each person known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors;
(iii) each nominee for election as a director; (iv) each executive officer of the Company named in the Summary Compensation Table below; and (v) all executive officers and directors of the Company as a group.


Name of Beneficial Owner      Shares Beneficially Owned (1) Percent of Class(1)
------------------------      ----------------------------- -------------------
C. Harry Knowles                       3,323,000                     60.9%
Janet H. Knowles                       3,323,000(2)                  60.9%
Richard Close                              4,000(3)                    *
John Mathias                               4,500(3)                    *
Stanton L. Meltzer                       206,332(4)                   3.8%
Thomas E. Mills IV                        64,755(5)(6)                 *
Hsu Jau Nan                                6,000(7)                    *
William Rulon-Miller                      11,700(8)                    *
Dale M. Fischer                           59,311(9)(10)                *
Benny A. Noens                            37,736(11)                   *
Kevin P. Woznicki                         44,000(12)                   *
Roney Capital Management, LLC            353,962(13)                  6.5%
Wellington Management Co.                355,000(14)                  6.5%
All executive officers and
  directors as a group (14 persons)    3,815,830(15)                 66.7%
-----------------
*Less than 1%.

 (1) Based on 5,456,628 shares outstanding as of April 26, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities.
 (2) Janet H. Knowles, Vice President, Administration, Secretary and Treasurer is the wife of C. Harry Knowles and, therefore, may be deemed to have shared voting and investment power with respect to the 3,323,000 shares owned by Mr. Knowles.
 (3) Includes currently exercisable options to purchase 4,000 shares of Common Stock.
 (4) Includes 181,999 shares held in a trust for the benefit of the children of C. Harry Knowles and Janet H. Knowles pursuant to which Mr. Meltzer has shared voting and investment power as trustee. Also includes currently exercisable options to purchase 1,000 shares of Common Stock.
 (5)     Includes an aggregate of 300 shares held by Mr. Mills' children.
 (6) Includes currently exercisable options to purchase 60,000 shares of Common Stock.
 (7) Includes currently exercisable options to purchase 6,000 shares of Common Stock.
 (8) Includes currently exercisable options to purchase 9,000 shares of Common Stock.
 (9) Includes currently exercisable options to purchase 49,600 shares of Common Stock.
 (10) Includes 1,000 shares held in a trust of which Mr. Fischer is a trustee and a beneficiary.
 (11) Includes currently exercisable options to purchase 35,200 shares of Common Stock.
 (12) Represents currently exercisable options to purchase 43,000 shares of Common Stock.
 (13) According to the Schedule 13G filed with the Commission by Roney Capital Management, LLC for the year ended December 29,2000, the business address of Roney Capital Management, LLC is 10 Post Office Square, Suite 325, Boston, MA 02109. Additionally, Roney Capital Management, LLC reported shared voting power with respect to 353,962 shares of Common Stock.
 (14) According to the Schedule 13G filed with the Commission by Wellington Management Co. for the year ended December 31, 2000, the business address of Wellington Management Co. is 75 State Street, Boston, MA 02109. Additionally, Wellington Management Co. reported shared voting power with respect to 280,000 shares of Common Stock, and shared dispositive power with respect to 355,000 shares of Common Stock.
 (15) Includes currently exercisable options to purchase an aggregate of 263,540 shares of Common Stock.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table summarizes the compensation earned for services rendered during each of the last three fiscal years with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.



                           SUMMARY COMPENSATION TABLE

                             Annual Compensation        Long-Term
                    -------------------------------    Compensation
                                                          Awards
                                                    ------------------

                                                          Securities
                                                  Other      Under-    All
                                                 Annual      lying    Other
Principal              Fiscal                    Compen-    Options  Compen-
Position                Year Salary($)  Bonus($) sation($)    (#)  sation($)(1)

C. Harry Knowles        2000 $275,000(2)$250,000    -          -    $ 1,847
Chairman of the         1999  200,000    200,000    -          -      3,743
Board and Chief         1998  200,000    200,000    -          -      4,369
Executive Officer

Thomas E. Mills IV      2000  215,000(3) 250,000    -         8,000   1,847
President, Chief        1999  180,000    230,000    -        20,000   3,743
Operating Officer       1998  180,000    175,000    -        35,000   4,369
and Chief Financial
Officer

Dale M. Fischer         2000  155,000    148,362    -         8,000   1,847
Vice President,         1999  150,000    200,954    -        14,000   3,743
International Sales     1998  140,000    158,449    -        25,000   4,369

Benny A. Noens          2000  155,000    161,435 $ 7,034(4)    -      1,847
Vice President,         1999  150,000    297,545   8,963(4)   8,000   3,743
European Sales          1998  150,000    113,513   7,643(4)  20,000   4,369
and Managing
Director, Metrologic
Instruments, GmbH

Kevin P. Woznicki       2000  155,000   382,794    -          8,000   1,847
Vice President,         1999  150,000   450,788    -         10,000   3,743
Sales, The Americas     1998  140,000   272,818    -         20,000   4,369



(1) Represents the Company's contributions to the Company's profit sharing plan, including employer 401(k) matching contributions, on behalf of each executive officer.

(2) Represents base salary of $200,000 through June 2000 and $350,000 thereafter.

(3) Represents base salary of $180,000 through June 2000 and $250,000 thereafter.

(4) Mr. Noens' other annual compensation includes certain foreign housing costs incurred by the Company on behalf of Mr. Noens.

Stock Option Grants

     The following table sets forth information concerning options to purchase shares of Common Stock granted pursuant to the Company's Incentive Plan during the year ended December 31, 2000 to each of the executive officers of the Company named in the Summary Compensation Table.

                       Individual Grants
-------------------------------------------------------------
                                                             Potential Realized
                              % of Total                      Value at Assumed
                    Number of   Options                        Annual Rates of
                   Securities  Granted to                        Stock Price
                   Underlying  Employees  Exercise             Appreciation for
                    Options     During      Price  Expiration    Option Term
Name                Granted      2000     ($/share)   Date      5%        10%
-------------------------------------------------------------------------------
C. Harry Knowles         -        -           -        -         -         -
Thomas E. Mills IV   4,000       6.1%      $14.06     (1)     $35,792 $  90,306
                     4,000       6.1%      $ 7.47     (2)      22,245    53,120
Dale M. Fischer      4,000       6.1%      $14.06     (1)      35,792    90,306
                     4,000       6.1%      $ 7.47     (2)      22,245    53,120
Benny A. Noens           -        -             -      -            -         -
Kevin P. Woznicki    8,000      12.2%      $14.06     (1)      71,585   180,613


(1) Options are exercisable as of January 1, 2001 and are subject to certain conditions. Options expire ten years from the date of grant.

(2) Options are immediately exercisable and are subject to certain conditions. Options expire ten years from date of grant.


Fiscal Year - End Option Information


             The following table sets forth information with respect to the number of shares covered by exercisable and unexercisable options held by the executive officers of the Company named in the Summary Compensation Table on December 31, 2000 and the value of such unexercised options on December 31, 2000. No stock options were exercised by any of such executive officers during 2000.


                   VALUE OF OPTIONS HELD AT DECEMBER 31, 2000


                        Number of Securities        Value of Unexercised
                       Underlying Unexercised            In-the-Money
                         Options at 12/31/00        Options at 12/31/00($)(1)
                     ----------------------------  ---------------------------
Name                  Exercisable Unexercisable    Exercisable    Unexercisable
----                  ----------- -------------    -----------    -------------
C. Harry Knowles             -             -                -             -
Thomas E. Mills IV      49,000        30,000                0             0
Dale M. Fischer         40,600        22,400                0             0
Benny A. Noens          31,200        12,800                0             0
Kevin P. Woznicki       31,000        22,000                0             0

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the options' exercise price. Calculated based on the fair market value at December 31, 2000 of $6.00 per share, less the exercise price.

                              EMPLOYMENT CONTRACTS

     On January 8, 2001, the Company entered into employment contracts with each of C. Harry Knowles, Chairman of the Board of Directors and Chief Executive Officer of the Company and Thomas E. Mills IV, President, Chief Operating Officer and Chief Financial Officer of the Company. The terms and conditions of these contracts provide that Messrs. Knowles and Mills are to receive an annual base salary of $350,000 and $250,000, respectively, for the year ending December 31, 2001. The initial term of the each of Messrs. Knowles and Mills contracts expires on December 31, 2002 and provide for one-year renewal periods thereafter. The employment contracts provide for a severance payment of an amount equal to 12 months of the executive's base salary in the event the executive terminates his employment for "Good Reason" (diminution in the executive's responsibilities by the Company or failure of the Company to pay the executive his compensation) or the Company terminates the executive without cause. Additionally, in the event of a change-in-control of the Company, and the subsequent termination or diminution in the executive's responsibilities, each of Messers. Knowles and Mills will be entitled to a payment of an amount equal to two times the executive's base salary annualized over the two-year period leading up to termination. Under the terms of the employment contracts a "change-in-control" occurs if:

o Any person, entity, or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of the Company's common stock;

o There is a change in a majority of the Board of Directors other than by election or nomination by a vote of the majority of directors comprising the Incumbent Board;

o Upon consummation of, or approval by the Company's shareholders of, a reorganization, merger, consolidation or sale that results in the Company's shareholders owning less than 50% of the combined voting power of the surviving corporation following the transaction; or

o Upon consummation of, or approval by the Company's shareholders of a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

       REPORTS OF THE COMPENSATION COMMITTEE AND THE INCENTIVE COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

Compensation Policies

     The Company operates in a competitive and high technology business environment. The goals of the Company's executive compensation program are to motivate executives to achieve the Company's business and technical objectives in this environment and to reward them for their achievement, foster teamwork and attract and retain executive officers who contribute to the overall success of the Company. The Compensation Committee and the Incentive Committee of the Board of Directors utilize salary, incentive bonuses and incentive stock option awards to meet these goals.

     In determining compensation and incentive levels, the Compensation and Incentive Committees of the Board take into account a number of factors. These include providing compensation comparable to that offered by other leading high technology companies.

     The Incentive Committee has the authority to grant awards under the Company's Incentive Plan, which provides for the award to officers and employees of the Company and its subsidiaries of qualified and non-qualified stock options, restricted stock, performance shares and performance units and the award of non-qualified stock options to directors and consultants of the Company and its subsidiaries.

Compensation Components

     In 2000, the salary portion of executive compensation was determined by reviewing compensation levels at companies in the same industry as the Company and of comparable size.

     A substantial portion of the annual compensation of each executive officer was in the form of a cash bonus. Bonuses for executive officers responsible for sales activities were based on the amount by which 2000 sales for such executive officer's area of responsibility exceeded pre-determined sales targets for such area, and for other executive officers, including the Chief Executive Officer and Chief Operating Officer, the cash bonus amount was based on the Compensation Committee's judgment as to such executive officer's individual performance and contribution to the Company's strategic objectives.

     The Incentive Committee believes that compensation in the form of stock options closely aligns the executive officers' interests with those of shareholders and provides a major incentive to executive officers in building shareholder value. The Incentive Committee may review the prior level of grants and awards to the executive officers and to other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers during any given year. Stock options are granted at the market price on the date of grant and are subject to certain conditions.

Chief Executive Officer Compensation

     In June 2000, the Compensation Committee met to approve and ratify the compensation of the Chief Executive Officer for the 2000 fiscal year. The Compensation Committee determined that for fiscal year 2000, a substantial portion of the Chief Executive Officer's compensation should be in the form of a cash bonus. As a result, the Compensation Committee ratified the base salary of the Chief Executive Officer at $350,000 effective June 2000, and awarded a cash bonus of $250,000. The Compensation Committee established the Chief Executive Officer's bonus considering the Company's significant achievements in 2000. The Chief Executive Officer achieved several accomplishments in 2000, including (i) development of the iQ180, the Company's new all-in-one parcel information acquisition and analysis system for high-speed parcel, postal and material handling; (ii) introduction of new products including the VoyagerCG(TM), Pulsar(R), and Cubit(R); and (iii) strategic acquisitions including Metrologic Eria Spain, Metrologic Eria France, and Adaptive Optics Associates, Inc.

     In addition, the Company has continued to improve its technological position with additions to its patent portfolio and several other technological developments, including vision based scanning, dimensioning and tracking systems; as well as new point-of-sale and OEM products.

     This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent that Metrologic specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

                        Respectfully submitted,

                        Compensation Committee:         Incentive Committee:

                        Richard C. Close                C. Harry Knowles
                        Stanton L. Meltzer              Janet H. Knowles
                        William Rulon-Miller            Thomas E. Mills IV
                                                        Hsu Jau Nan




                         REPORT OF THE AUDIT COMMITTEE



     The Audit Committee has reviewed and discussed the company's audited financial statements with both the company's management and the company's independent auditors, Ernst & Young LLP. The company's management has advised the Audit Committee that all such audited financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee has discussed with Ernst & Young LLP certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also discussed with Ernst & Young LLP their independence from the company and its management. The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence with Audit Committees, disclosing all relationships between Ernst & Young LLP and its related entities and the company. In addition to the information provided by Ernst & Young LLP, the Audit Committee considered the level of non-audit services provided by Ernst & Young LLP in determining that they were independent.

     Based on review and discussions described above, the Audit Committee has recommended to the company's Board of Directors that the company's financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.


                                                   Audit Committee

                                                   John H. Mathias
                                                   Stanton L. Meltzer
                                                   William Rulon-Miller

                            STOCK PERFORMANCE GRAPH


     The graph set forth below compares the cumulative total return on the Company's common stock for the last five years with the cumulative total return on the S&P Composite 500 Stock Index and the Media General Industry Group 815-Computer Peripherals ("MG Index"), over the same period.




Company                            Fiscal Year Ending  December 31,
                           1995     1996     1997     1998     1999     2000
                          ---------------------------------------------------
Metrologic
 Instruments, Inc.        100.00   162.50   126.25   117.50   135.00    60.00
MG Index                  100.00    99.63   118.04   147.38   294.33   234.92
S&P Composite             100.00   122.96   163.98   210.84   255.22   231.98

                              CERTAIN TRANSACTIONS

     Since 1990, the Company's executive offices and manufacturing facilities have been located in Blackwood, New Jersey in a building leased by the Company from C. Harry Knowles, Chairman of the Board and Chief Executive Officer of the Company, and Janet H. Knowles, Vice President, Administration, Secretary, Treasurer and a director of the Company. During 2000, the Company paid Mr. and Mrs. Knowles an aggregate of approximately $832,000 under the lease agreement for rent payments.

     The accounting firm in which Stanton L. Meltzer, a director and shareholder of the Company, is a principal, charged fees of approximately $49,000 during 2000 for tax consulting services performed for the Company.

     The investment banking company of Janney Montgomery Scott in which William Rulon-Miller serves as Senior Vice President and Co-Director of Investment Banking charged fees of $250,000 in connection with the acquisition of Adaptive Optics Associates, Inc.

     In connection with a distribution in the amount of $1,561,000 paid to the Company's shareholders of record in September 1994, on account of previously undistributed S Corporation earnings accumulated through December 31, 1993, which were taxed at the shareholder level, $780,500 is being paid pursuant to seven-year notes of the Company, bearing interest at an annual rate equal to PNC Bank, National Association's prime rate plus 0.5%. The aggregate principal amount of the notes outstanding is $223,000. Of this $223,000, approximately $209,000 is payable to Mr. Knowles. Payments made to Mr. Knowles in 2000 amounted to approximately $124,000 including approximately $20,000 in interest.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Ernst & Young LLP have been selected by the Company to continue as its independent auditors for the fiscal year ending December 31, 2001. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the fiscal year ended December 31, 2000 included the audit of the Company's consolidated financial statements, timely interim reviews and third party review services related to filings with the Securities and Exchange Commission. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2001 fiscal year.

                                 OTHER MATTERS

     Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. All officers, directors and 10% owners filed reports for transactions required by Section 16(a) of the Securities Exchange Act of 1934. Messrs. Mills, Patton, Sawitsky and Schmidt each had one and Mr. Fischer had two, untimely filings due to administrative processing delays.

                             SHAREHOLDER PROPOSALS

     The Company's Amended and Restated Certificate of Incorporation sets forth procedures for shareholders to nominate directors for election. In order for shareholders to nominate directors for election, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company and (iii) the proposed nominees and their ownership of shares in the Company. In order for the notice to be timely, it must be submitted to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

     In addition, in order to bring business before a shareholders' annual meeting, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company, (iii) the reason for the proposal and (iv) their financial interest in the Company. If a shareholder wishes to present a proposal at the 2001 Annual Meeting of Shareholders, the proposal must comply with the Company's Amended and Restated Certificate of Incorporation and must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. In addition, any shareholder proposal intended for inclusion in the proxy material for the 2002 Annual Meeting of Shareholders must also be received in writing by the Company on or before February 7, 2002. The inclusion of any proposal in the proxy material will be subject to the applicable rules of the Commission. If any shareholder wishes to present a proposal to the 2002 Annual Meeting of Shareholders that is not included in the Company's proxy statement for that meeting and fails to submit that proposal to the Secretary of the Company on or before April 23, 2002, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement.

                                   FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING FINANCIAL STATEMENTS, BUT EXCLUDING EXHIBITS. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 90 COLES ROAD, BLACKWOOD, NEW JERSEY 08012.



                                            By Order of the Board of Directors,




                                            Janet H. Knowles
                                            Secretary

Appendix A


                          METROLOGIC INSTRUMENTS, INC.
                            AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Effective as of June 2000, members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, (or shall become financially literate within a reasonable period of time after appointment to the committee,) and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

o The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

o The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

o The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

o The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

METROLOGIC INSTRUMENTS, INC.

PROXY

The undersigned hereby appoints C. Harry Knowles and Thomas E. Mills IV the proxies of the undersigned (each with power to act alone and with power of substitution and with discretionary authority to vote as designated on the reverse side) to represent and vote at the Annual Meeting of Shareholders of Metrologic Instruments, Inc. to be held at the Company's corporate headquarters located at 90 Coles Road, Blackwood, New Jersey 08012 on June 21, 2001 at 3:30 P.M., or at any adjournments or postponements thereof, the shares of stock of the Company which the undersigned would be entitled to vote if then personally present, as indicated herein, and in their discretion upon such other business as may come before the Annual Meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith.

This proxy is solicited by the Board of Directors. The Board recommends a vote FOR the directors nominated and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for fiscal 2001.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE OR, IF NO SPECIFICATIONS ARE MADE, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2001.

                (PLEASE FILL IN, SIGN AND DATE ON REVERSE SIDE)

X Please mark your votes as in this example.


1. Election of Richard C. Close               FOR     WITHHELD
   as director with term expiring in 2004.   _____      _____

   Election of John H. Mathias                FOR     WITHHELD
   as director with term expiring in 2004.   _____      _____

   Election of William Rulon-Miller           FOR     WITHHELD
   as director with term expiring in 2004.   _____      _____

2. Ratification of Ernst & Young LLP          FOR     AGAINST    ABSTAIN
   as independent auditors.                  _____     _____      _____




SIGNATURE(S)_____________________________________  DATE__________________, 2001
SIGNATURE(S)_____________________________________  DATE__________________, 2001
NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as a corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.